EXHIBIT 8.1

2900 K Street NW #200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

March 14, 2024

Golden Credit Card Limited Partnership

c/o Golden Credit Card GP Inc.

200 Bay Street, 12th Floor

Royal Bank Plaza, South Tower

Toronto, Ontario

Canada, M5J 2J5

Re:	Registration Statement on Form SF-3 File No. 333-269709

Ladies and Gentlemen:

We have acted as special tax counsel to Golden Credit Card Limited Partnership, a limited partnership formed under the laws of the Province of Ontario (the "Registrant"), and Golden Credit Card Trust, a trust formed under the laws of the Province of Ontario, as issuer (the "Trust"), in connection with the above-referenced Registration Statement on Form SF-3 (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration by the Registrant on the date hereof of the Credit Card Receivables Backed Notes (the "Notes") to be issued by the Trust from time to time in one or more series (each, a "Series"). As described in the Registration Statement, the Trust was formed by the under a declaration of trust made by Computershare Trust Company of Canada as of March 31, 1999 providing for the establishment of the Trust under the laws of the Province of Ontario, as supplemented as of April 22, 2008 and September 29, 2011 and as may be further amended and supplemented (the "Declaration of Trust"), and each Series of Notes will be issued under and pursuant to supplemental indenture (each, an "Indenture Supplement") to an indenture (the "Indenture") between the Trust and an indenture trustee named in the Indenture (the "Indenture Trustee"). The Indenture and the Declaration of Trust are referred to in this opinion as the "Agreements".

We have examined the form of prospectus (the "Prospectus") related to the Agreements contained in the Registration Statement and other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or partnership action on the part of the Registrant, the Indenture Trustee and any other party to the Agreements for the Series of Notes and will be duly executed and delivered by the Registrant, the Indenture Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the related Series of Notes will be sold as described in the Registration Statement. As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Registrant and others.

AUSTIN      CENTURY CITY      CHARLOTTE      CHICAGO      DALLAS      HOUSTON      IRVING      LOS ANGELES
NEW YORK      ORANGE COUNTY      SAN FRANCISCO BAY AREA      SHANGHAI      WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Golden Credit Card Limited Partnership

March 14, 2024

As special tax counsel to the Registrant, we have advised the Registrant regarding material federal income tax aspects of the proposed issuance of each Series of Notes under the related Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings "Summary—Tax Status" and "United States Federal Income Tax Consequences" in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for a particular Series of Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion. Because the Prospectus contemplates Series of Notes with different characteristics, you should be aware that the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Registrant under the headings in the Registration Statement stated above, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued under the Act, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP